Exhibit (a)(4)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Series B Preferred Stock Purchase Rights)
of
HARDINGE INC.
at
$8.00 NET PER SHARE IN CASH
by
HELEN ACQUISITION CORP.
a wholly owned subsidiary of
INDÚSTRIAS ROMI S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 10, 2010, UNLESS THE OFFER IS EXTENDED.

March 30, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Helen Acquisition Corp., a New York corporation (“Purchaser”) and a wholly owned subsidiary of Indústrias Romi S.A., a stock corporation organized under the laws of Brazil (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Hardinge Inc., a New York corporation (the “Company”), and the associated Series B Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of February 18, 2010, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), for $8.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated March 30, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Parent or any of its subsidiaries, shall constitute two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants, or rights (other than the Rights)), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, (iii) Purchaser being satisfied, in its sole discretion, that the Company’s Board of Directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iv) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved by the Company’s Board of Directors for purposes of Article Nine of the Company’s Restated Certificate of Incorporation (“Article Nine”) or that the provisions of Article Nine are otherwise inapplicable to the Offer and the Merger, and (v) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved by the Company’s Board of Directors for purposes of Section 912 of the New York Business Corporation Law, as amended (“Section 912”), or that the provisions of Section 912 are otherwise inapplicable to the Offer and the Merger. The Offer is also subject to certain other conditions contained in Sections 1 and 14 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated March 30, 2010;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 10, 2010, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to HSBC Securities (USA) Inc. at its telephone number, or Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours,

HSBC Securities (USA) Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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